Exhibit 2(c)
















	MANAGEMENT AGREEMENT

	dated as of

	February 11, 2000




	NewCheck Corporation
	d/b/a Productivity Solutions, Inc.

	TABLE OF CONTENTS                               	Page

ARTICLE I		APPOINTMENT OF MANAGER	                 1

	1.1		Appointment of Manager	                      1
	1.2		Duties of Manager	                           2
	1.3		Standard of Care	                            3

ARTICLE II	REPORTS TO BOARD OF DIRECTORS;
           BUSINESS PLAN	                          3

	2.1		Board Oversight	                             3
	2.2		Business Plan	                               3

ARTICLE III	TERM	                                  4

	3.1		Term of Agreement	                           4
	3.2		Early Termination	                           4

ARTICLE IV	COMPENSATION	                           5

	4.1		Warrants	                                    5
	4.2		Reimbursement of Expenses	                   5

ARTICLE V		REPRESENTATIONS AND WARRANTIES OF
        			THE COMPANY 	                           6

	5.1		Incorporation	                               6
	5.2		Authorization	                               6
	5.3		Conflicts	                                   6
	5.4		Warrant Shares	                              7
	5.5		Securities Laws	                             7
	5.6		Purchase Agreement.	                         7

ARTICLE VI		REPRESENTATIONS AND WARRANTIES OF
          			THE MANAGER	                          7

	6.1		Incorporation	                               7
	6.2		Authorization	                               7
	6.3		Conflicts	                                   7
	6.4		Investment Intention	                        8

ARTICLE VII	COVENANTS OF COMPANY	                  8

	7.1		Affirmative Covenants of Company	            8
	7.2		Negative Covenants of the Company	           8

ARTICLE VIII	CONFIDENTIALITY	                      9

	8.1		Confidential Material	                       9
	8.2		Obligation of Nondisclosure	                 9
	8.3		Permitted Disclosures	                       9
	8.4		Injunctive Relief	                          10

ARTICLE IX	CONFLICTS OF INTEREST	                 10

	9.1		Conflict of Interest	                       10

ARTICLEX	INDEMNIFICATION	                         11

	10.1		Basis of Indemnity	                        11
	10.2		Payment	                                   11
	10.3		Limitation of Liability	                   11

ARTICLE XI	MISCELLANEOUS	                         11

	11.1		Force Majeure	                             11
	11.2		Relationship of Parties	                   12
	11.3		Notices	                                   12
	11.4		Entire Agreement	                          13
	11.5		Amendments	                                13
	11.6		Further Actions	                           13
	11.7		Assignment	                                13
	11.8		Expenses	                                  13
	11.9 	Governing Law	                             13
	11.10 	Headings	                                 13
	11.11 	Counterparts	                             13



Exhibit A -	 Form of Initial Warrant Certificate
Exhibit B -	 Form of Additional Warrant Certificate
Exhibit C - 	Form of Amended and Restated Registration Rights
             Agreement

MANAGEMENT AGREEMENT

	THIS AGREEMENT made as of this 11th day of February, 2000, between ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., a corporation organized and validly existing under the laws of the State of Delaware (hereinafter referred to as the "Manager"), and NEWCHECK CORPORATION d/b/a Productivity Solutions, Inc., a corporation organized and validly existing under the laws of the State of Delaware (hereinafter referred to as the "Company").

W I T N E S S E T H:

	WHEREAS, the Company, is engaged in the development and commercialization of automated self-checkout systems and related labor resource management systems for use in supermarkets and other retailers (together with any related, ancillary or complementary business and any business utilizing any technology, know-how, patents, processes or other intellectual property now or hereinafter developed by the Company, hereinafter referred to as the "Business");

	WHEREAS, the Manager and the Company, inter alia, are parties to a Stock and Convertible Note Purchase Agreement dated as of February 11, 2000 (hereinafter referred to as the "Stock and Note Purchase Agreement") with respect to, among other things, the purchase by the Manager and the other investors named therein of certain securities of the Company;

	WHEREAS, in accordance with the terms and provisions of the Stock and Note Purchase Agreement, it is a condition to the consummation of the placement thereunder that the parties hereto execute and deliver this Management Agreement; and

	WHEREAS, the parties have determined that it is in their respective best interests to enter into the transactions set forth herein in order for the Company to retain the Manager to provide such management services as set forth hereinafter, so as to assist in the supervision and management of the Business, and to satisfy the foregoing condition to closing under the Stock and Note Purchase Agreement;

	NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

APPOINTMENT OF MANAGER

	1.1	Appointment of Manager. Subject to the terms and
conditions of this Agreement, the Company hereby appoints the Manager as its agent, on behalf of the Company, to operate, supervise and manage the Business and the Company, and the Manager hereby accepts such appointment. The Company and the

Manager hereby agree that, during the term set forth in Article II hereof: (i) the Manager shall, within the parameters of each Business Plan (as hereinafter defined) and the related provisions of this Agreement, have the power and authority to take all such action as it shall deem necessary, and in the best interests of the Company, for the protection, operation, supervision, and management of the Business and the Company, and (ii) the Company shall not appoint, engage or employ any party other than the Manager to perform any of the Manager's duties hereunder, except as approved in advance in writing by the Manager.

	1.2	Duties of Manager. Without in any way limiting the
scope of the appointment of the Manager in accordance with
Section 1.1 hereof, the Manager shall, subject to Section 1.3 hereof and within the parameters of each Business Plan and the related provisions of this Agreement, perform the following duties for the Company;

	(a)	maintain the character of the Business as now
established; provided however, that the Manager shall also be empowered during the term hereof to take such action as is necessary or appropriate to expand or to consolidate the products and services provided by the Company as part of the Business, as presently or hereinafter constituted, consistent with the general nature and scope of the Business, and to introduce such additional products and services as the Manager shall deem appropriate fully to utilize and to develop the resources of the Company;

(b) operate and supervise the Business in the usual, regular and ordinary manner utilized by the Manager in the operation of its business and in accordance with good business practices;

(c) preserve the present business relationships of the Company, provide management and supervisory services to the Company at least comparable to those supplied by the Company's present officers and employees and procure for the Company all additional management, administrative, supervisory and other personnel required by the Business;

(d) develop and recommend to the Board of Directors of the Company business plans, research and development programs and/or marketing programs in respect of the Business, and arrange for the active promotion, operation and sale of the products and services of the Company;

(e) propose, accept, and cause the Company to perform contracts, on behalf and at the expense of the Company, modify existing contracts, provide for the development and manufacture of products and the furnishing of services ordered from the Company and arrange for the procurement of equipment, tools, materials and supplies necessary for the operation of the Business;

	(f)	establish overall cost accounting systems in respect
of the conduct of the Business, maintain or cause the Company to maintain records and books of account in accordance with good business practices, and furnish to the Company and its representatives such information concerning the Business and its scope and direction as the Company shall from time to time reasonably request;

(g) develop and recommend to the Board of Directors of the Company financing plans for the Company and the Business; engage and dismiss financial advisors, investment bankers and other consultants in the name and on behalf of the Company; make recommendations to the Board of Directors regarding the issuance of securities generally by the Company; and determine grants of options with respect to the common stock, $.0001 par value (hereinafter referred to as "Common Stock"), of the Company to management, employees and consultants of the Company (including, without limitation, those furnished by the Manager) from the authorization of the Board of Directors of the Company as at the date hereof and as hereinafter augmented thereby;

	(h)	subject to the terms of the Stock and Note Purchase
Agreement and the other documents referred to therein, determine on behalf of the Company if the Company shall cause or permit a Participation Event (as defined in the Stock and Note Purchase Agreement) to occur;

	(i)	cause the Company to prosecute claims, suits,
proceedings, and actions against third parties, and defend claims, suits, proceedings and actions against the Company; and

	(j)	take all such other actions as the Manager deems
necessary or desirable in order to discharge the Manager's duties hereunder, and exercise all rights of management as allowed by law or generally accepted business practice.

	1.3	Standard of Care. At all times during the performance
of its duties under this Agreement, the Manager shall, and shall cause each Affiliate of the Manager or other person employed or retained by the Manager and involved in providing the services under this Agreement to, act in a manner that is in good faith and in the best interests of or not opposed to the best interests of the Company and of its shareholders, taken as a whole.

ARTICLE II

REPORTS TO BOARD OF DIRECTORS; BUSINESS PLAN

2.1 Board Oversight. The Manager shall confer on a regular basis with the Board of Directors of the Company or a designated committee thereof, at regularly scheduled meetings or upon the demand of the Board (in all events at least twice per year), to report matters of materiality and to report the general status of ongoing operations. In addition, the Manager shall, at the request of the Board of Directors upon reasonable prior notice, attend, or cause its representatives to attend, any and all meetings held of the Board, and shall respond to all reasonable inquiries of the directors raised with respect to the Business or the Company.

2.2 Business Plan. At least 30 days prior to the commencement of each fiscal year of the Company during the term of this Agreement (except that, in respect of the first such fiscal year, such date shall fall within 90 days after the date of this Agreement), the Manager shall prepare and submit to the Board of Directors of the Company, for review and approval, operating and capital budgets, setting forth projections of cash receipts for such year on a quarterly basis, together with a summary of operating and capital expenditures projected by the Manager on a quarterly basis, in connection with the operation of the Business, such budgets to constitute the business plan for the Company for such year (each herein referred to as a "Business Plan"). The Manager shall not incur any expenses in the name or on behalf of the Company other than those projected in a Business Plan recommended pursuant to this Section 2.2 and approved by the Board of Directors of the Company, except for expenses that do not vary by more than five percent from the aggregate of similar expenses under major line items in the budget contained in any such Business Plan (and except that, in the event the Board of Directors shall fail to approve a Business Plan for any period, the Manager shall operate hereunder consistent with past practice of the Company and subject to Section 1.3 hereof). From time to time, the Manager may recommend to the Board of Directors of the Company, for review and approval, one or more supplements to or revisions of a Business Plan approved as aforesaid (it being acknowledged that, without limiting the provisions of this
Section 2.2 hereinabove set forth, the Manager shall not incur any expenses in the name or on behalf of the Company contained in any such supplement until it is reviewed and approved by the Board of Directors of the Company). Each such supplement, once reviewed and approved as aforesaid, shall constitute part of the Business Plan to which it pertains.

ARTICLE III

TERM

	3.1	Term of Agreement. Subject to Section 3.2 hereof, the
appointment of the Manager pursuant to Article I hereof shall extend through the fifth anniversary of the date hereof;
provided, however, that, so long as the Manager or its Affiliates owns or has rights to acquire at least 7% of the outstanding equity of the Company, the Manager shall have the option to extend such term for up to an additional five years upon giving the Company written notice of such extension at least 90 days prior to the expiration of the fifth anniversary of the date hereof.

	3.2	Early Termination.

	(a)	Notwithstanding the foregoing provisions of Section
3.1 hereof, this Agreement shall forthwith terminate, at the option of the Manager, in the event that the Company shall:

		(i)	admit in writing its inability to pay its debts
generally as they become due;

		(ii) 	file a petition in bankruptcy or a petition to
take advantage of any insolvency act;

		(iii) make an assignment for the benefit of creditors;

		(iv) 	consent to the appointment of a receiver of
itself or of the whole or any substantial part of its property;

		(v) 	on a petition in bankruptcy filed against it, be
adjudicated bankrupt; or

		(vi) 	file a petition or answer seeking reorganization
or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, district or territory thereof.

	(b)	Notwithstanding the foregoing provisions of Section
3.1 hereof, this Agreement shall further be terminable by either party upon 180 days' prior written notice to the other party following any material breach of this Agreement by the other party (provided that such breach shall remain uncured at the end of such period or, if such breach is not reasonably susceptible to cure during such period, provided that the breaching party shall not have diligently taken steps to cure such breach at the end of such period).

ARTICLE IV

COMPENSATION

	4.1	Warrants.

(a)	In consideration of the performance by the Manager of
its duties as set forth in Article I hereof, the Company herewith issues to the Manager warrants (hereinafter referred to as the "Initial Warrants") to purchase shares of Common Stock, as evidenced by the warrant certificate (hereinafter referred to as the "Initial Warrant Certificate") in the form of Exhibit A annexed hereto.

	(b)	In further consideration of the performance by the
Manager of its duties as set forth in Article I, the Company herewith issues to the Manager additional warrants (together with the Initial Warrants, hereinafter referred to as the "Warrants") to purchase shares (together with the shares of Common Stock issuable upon exercise of the Initial Warrants, hereinafter referred to as the "Warrant Shares") of Common Stock, as evidenced by the warrant certificate (together with the Initial Warrant Certificate, hereinafter referred to as the "Warrant Certificate") in the form of Exhibit B annexed hereto.

	(c)	In connection with issuance of the Warrants, the
Company herewith executes and delivers to the Manager the Amended and Restated Registration Rights Agreement in the form of Exhibit C annexed hereto, extending thereby to the Manager the registration rights specified therein with respect to the Warrant Shares.

	4.2	Reimbursement of Expenses. In the event that the
Manager or any Affiliate thereof shall incur any expenses for its own account in connection with its performance hereunder, whether in connection with services or materials devoted hereunder or otherwise, or in connection with any other activities relative to the Company (whether prior to or after the date hereof), the Company shall from time to time be obligated to reimburse the Manager for such expenses, to the extent reasonably incurred, in cash, within fifteen days after the rendering by the Manager of a statement therefor. Such expenses shall extend, without limitation, to expenses reasonably incurred directly or indirectly in connection with performance hereunder or in connection with any such other activities relative to the Company, and to a portion of the Manager's (or its Affiliates') general and administrative expenses reasonably allocated by the Manager to performance hereunder, including, without limitation, a reasonable allocation of compensation and benefits to employees of the Manager and its Affiliates. The Company's obligation as aforesaid shall extend to investment banking fees in the amount of $150,000 plus reasonable expenses incurred to BNY Capital Markets under the engagement letter dated January 21, 2000, and reasonable legal fees and expenses incurred by the Manager in connection with the negotiation, execution and delivery of the Stock and Note Purchase Agreement and the additional agreements contemplated thereby (including, without limitation, this Agreement), it being understood and agreed that any and all securities deliverable by the Manager in such connection shall be valued by the Manager in its reasonable discretion. For purposes of this Agreement, the term "Affiliate" shall mean any person or entity controlled by, controlling or under common control with the Manager. Notwithstanding the foregoing or any other provision contained in this Agreement, the parties understand and agree that the Manager shall not be required to advance any amounts to the Company, or to guarantee or in any manner secure any obligations of the Company or in any manner become obligated for any of the liabilities of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

	The Company hereby represents, warrants and covenants that:

	5.1	Incorporation. The Company is duly organized, validly
existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party, including, without limitation, this Agreement and the Warrant Certificates. The Company is in good standing in each other jurisdiction in which the failure to be so qualified would have a material adverse effect on its assets or properties or to the conduct of the Business.

	5.2	Authorization. The execution and delivery of this
Agreement and the Warrant Certificates by the Company, the performance by the Company of its covenants and agreements hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Without limiting the generality of the foregoing, the Board of Directors has authorized the Manager to determine, without further action by the Board of Directors, grants (and the terms thereof) of options with respect to Common Stock to management, employees and consultants of the Company (including, without limitation, those furnished by the Manager), covering up to an aggregate of 1,550,000 shares of Common Stock (which the Company has duly reserved for issuance upon exercise of such options); and such options, and the Common Stock issuable upon exercise thereof, will be duly authorized, validly-issued, fully-paid and non-assessable, issuable without violation of the preemptive rights of any party. This Agreement and the Warrant Certificates constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

	5.3	Conflicts. Neither the execution and delivery of this
Agreement and the Warrant Certificates by the Company, nor the consummation of the transactions contemplated herein and therein to be consummated by the Company, will violate any provision of the certificate of incorporation or by-laws of the Company, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government, or governmental agency or instrumentality, domestic or foreign, applicable to the Company, or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which the Company is a party or by which the Company or any of their respective properties or assets is bound.

	5.4	Warrant Shares. The Company has duly reserved for
issuance a number of shares of Common Stock adequate to comply with its obligations to issue the Warrant Shares. The Warrants have been and, upon exercise of the Warrants the Warrant Shares will be, duly authorized, validly issued and fully-paid and non-assessable, issued without violation of the preemptive rights of any party. The Warrants are and, upon exercise of the Warrants the Warrant Shares will be, free and clear of any and all pledges, charges, liens, mortgages, deeds of trust and any other encumbrances of any nature whatsoever created by the Company.

	5.5	Securities Laws. In reliance on the investment
representations contained in Section 6.4, the issuance and delivery of the Warrants and the Warrant Shares, as provided in this Agreement and the Warrant Certificates, are exempt from the registration requirements of the Securities Act of 1933 (hereinafter referred to as the "Securities Act") and all applicable state securities laws. Neither the Company nor any person or entity authorized to act on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstance which would require the integration of such offering with the offering of the Warrants or the Warrant Shares under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder) which might subject the offering, issuance or sale of the Warrants or the Warrant Shares to the registration requirements of Section 5 of the Securities Act.

	5.6	Purchase Agreement. Each and every representation and
warranty of the Company set forth in the Purchase Agreement is hereby incorporated by reference into this Agreement as if set forth herein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE MANAGER

	The Manager hereby represents, warrants and covenants that:

	6.1	Incorporation. The Manager is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and to perform its agreements and covenants to be performed hereunder. The Manager is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on its ability to consummate the transactions contemplated hereunder.

	6.2	Authorization. The execution and delivery of this
Agreement by the Manager and the performance by the Manager of its covenants and agreements hereunder have been duly authorized by all necessary corporate action and, when executed and delivered by the Manager, this Agreement shall constitute the valid and legally binding agreement of the Manager enforceable against the Manager in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

	6.3	Conflicts. Neither the execution and delivery of this
Agreement by the Manager nor the consummation of the transactions contemplated herein to be consummated by the Manager, will violate any provision of the certificate of incorporation or by-laws of the Manager or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, applicable to the Manager or conflict with or result in any breach of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which the Manager is a party or by which the Manager or any of the assets of the Manager are bound.

	6.4	Investment Intention. The Manager is acquiring the
Warrants for investment purposes and not with a view to the distribution thereof in violation of the Securities Act. The Manager will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Warrants (or solicit any offers to buy, purchase, or otherwise acquire any of the Warrants), except in compliance with the Securities Act.

ARTICLE VII

COVENANTS OF COMPANY

	7.1	Affirmative Covenants of Company. During the term of
this Agreement, the Company shall:

	(a)	pay to the Manager all amounts due pursuant to the
terms hereof, without setoff or counterclaim for any reason whatsoever;

(b) notify the Manager promptly in writing of any default under any instrument or agreement to which the Company is a party and any litigation, arbitration, or other governmental proceeding, or threatened litigation, arbitration, or other governmental proceeding, involving the Company;

	(c)	provide the Manager with drawing rights on such
accounts maintained with financial institutions by the Company as are or shall be necessary, or in the interests of the Company, to operate the Business;

(d) furnish to the Manager such financial, legal and other information in its possession or available to it with respect to the Company as shall from time to time be requested by the Manager;

	(e)	use its best efforts in all respects to cooperate with
the Manager in its performance under this Agreement.

	7.2	Negative Covenants of the Company. During the term of
this Agreement, the Company shall not, without the concurrence of the Manager (acting pursuant to Section 1.3 hereof):

	(a) 	(i) issue, grant, sell or encumber any shares of its
capital stock, (ii) other than pursuant to commitments existing on the date hereof and as contemplated by Section 1.2(g) hereof, issue, grant, sell or encumber any security, option, warrant, put, call subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of capital stock or other equity interests of the Company,
(iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this Paragraph (a), or (iv), make any other changes in its equity capital structure;

	(b)	split, combine or reclassify any shares of its capital
stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, securities, indebtedness, rights or property or any combination thereof) in respect of any shares of its capital stock or other equity interests, or redeem or otherwise acquire any shares of the capital stock or other equity interests;

	(c)	without limiting any rights of any party to require
the Company to effect a registration under the Amended and Restated Registration Rights Agreement hereinabove referenced, cause or permit any Participation Event (if within the control of the Company and except for any Liquidity Event [as defined in the Senior Preferred Certificate of Designation referenced in the Stock and Note Purchase Agreement] in the ordinary course of business) to occur;

	(d)	make or permit any change in its certificate of
incorporation or by-laws; or

	(e)	acquire, directly or indirectly, any interest in any
corporation, association, partnership or other controlling entity, unless provision satisfactory to the Manager shall be made whereby such entity shall be covered by this Agreement in all relevant respects as if the Company hereunder.

ARTICLE VIII

CONFIDENTIALITY

	8.1	Confidential Material. For purposes of this Article
VIII, the term "Confidential Material" shall be defined to mean all proprietary or confidential information furnished to the Manager, or any of its directors, officers, employees or agents (each hereinafter referred to as a "Receiving Party") by the Company, or any of its directors, officers, employees or agents (each hereinafter referred to as a "Disclosing Party"). Notwithstanding the foregoing, the term "Confidential Material shall not include information which (i) is known to the Receiving Party, prior to the date hereof, (ii) becomes generally available to the trade or the public other than as a result of a disclosure by the Disclosing Party, (ii) was available to the Receiving
Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party, or (iv) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not bound by a confidentiality agreement with the Disclosing Party.

	8.2	Obligation of Nondisclosure. In connection with and as
a condition to the Disclosing Party furnishing Confidential
Material to the Receiving Party, the Manager hereby agrees that, during the term of this Agreement and for a period of three years thereafter, the Receiving Party shall treat all Confidential
Material confidentially, and not disclose it except in accordance herewith. Notwithstanding the foregoing or any other provision contained herein, unless otherwise agreed to by the parties hereto, the Receiving Party may not in any manner use any Confidential Material for any purpose other than in connection with conduct of the Business.

	8.3	Permitted Disclosures. In the event that the Receiving
Party is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Material, the Receiving Party shall provide the Disclosing Party with prompt notice thereof so that the Disclosing Party may seek an appropriate protective order and/or waive compliance by the Receiving Party with the provisions hereof; provided, however, that, if in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, in the opinion of its counsel, compelled to disclose Confidential Material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to the liability for contempt, fine or penalty, or to other censure, such Confidential Material may be so disclosed. In addition, the Manager shall be permitted to make any and all disclosures which the Manager or its counsel deems necessary or appropriate under federal and state securities laws and regulations with respect to the performance of services hereunder or otherwise related to the obligations of the Manager under such laws or regulations.

	8.4	Injunctive Relief. In view of the irreparable harm and
damage which would be incurred by the Company in the event of any violation of any of the provisions of this Article VIII, the Manager hereby consents and agrees that, if any Receiving Party violates any such provision, the Company shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining the breaching party from committing or continuing any such violation.

ARTICLE IX

CONFLICTS OF INTEREST

	9.1	Conflict of Interest. The Company and the Manager each
understand that in fulfilling its obligations hereunder, the Manager may encounter facts and circumstances giving rise to a conflict between the interests of the Manager and the interests of the Company. Notwithstanding the foregoing (but subject to the proviso hereinafter contained), the parties understand and agree that the Manager may engage, directly or indirectly, in any other business venture or ventures of any nature and description, independently or with others, and whether or not related to the Business; provided, however, that the Manager shall not, during the term of this Agreement, without prior approval of the Board of Directors of the Company acting by a majority of the members thereof not constituting employees, officers, directors or principal stockholders of the Manager, engage in the commercialization of any automated self-checkout system for use in supermarkets and other retailers competitive with any such system of the Company. Without limiting the generality of the foregoing, the parties acknowledge and agree that, in the event the parties enter into any additional transactions not contemplated by the provisions of this Agreement, such transactions shall be on arms-length terms, no less favorable to the Company in any material respect than the terms that could be obtained from unaffiliated parties, if any, in the same area entering into comparable transactions with the Company.

ARTICLE X

INDEMNIFICATION

	10.1	Basis of Indemnity. The Company hereby agrees to
indemnify and hold harmless, the Manager, its directors, officers, employees, agents and their respective legal representatives, successors and assigns (each hereinafter referred to as an "Indemnified Party"), from and against any and all direct or consequential damages, costs, expenses, losses, claims, demands, liabilities and/or obligations, including, without limitation, reasonable counsel's fees (hereinafter referred to as "Damages"): (i) resulting from any breach of any warranty, representation, agreement or covenant of the Company set forth or incorporated by reference in this Agreement, or the discharge by the Manager of its obligations under this Agreement (except insofar as arising from the gross negligence or willful breach of this Agreement by the Manager or its employees or agents); or (ii) in any way related to the Company, and/or the obligations, liabilities or properties thereof or the Business, whether incurred or resulting from any state of facts heretofore or hereinafter arising (except insofar as any such Damages shall have arisen as a result of the gross negligence or willful misconduct of the Manager, its employees or agents in the performance of the Manager's duties hereunder).

	10.2	Payment. In the event that an Indemnified Party shall
incur any Damages in respect of which indemnity may be sought pursuant to this Agreement, the Company shall be given written notice thereof promptly by such Indemnified Party, which notice shall, to the extent reasonably available to such Indemnified
Party, specify the amount and nature of such Damages and include the request by the Indemnified Party of the Company for indemnification therefor. The Company shall promptly pay to such Indemnified Party the amount of the Damages so specified.

	10.3	Limitation of Liability.  Without limiting the
provisions of Section 10.1 hereof, in any event the liability of the Manager and its Affiliates with respect to this Agreement or anything done in connection herewith, including but not limited to the performance or breach hereof, or from the sale, delivery, provision or use of any service or product provided under or covered by this Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed the amounts previously paid to the Manager and its Affiliates by the Company under this Agreement (including the then current fair market value of the Warrants, and of any shares theretofore issued upon exercise of the Warrants, held by the Manager, plus the proceeds of any shares theretofore so issued and disposed of by the Manager), except as a result of the Manager's gross negligence or willful misconduct; and the Company hereby releases the Manager and its Affiliates from any act done or omitted to be done by the Manager except to the extent aforesaid.

ARTICLE XI

MISCELLANEOUS

	11.1	Force Majeure. The Company and the Manager agree that
neither shall be deemed to be in default of any of their respective obligations hereunder to the extent only that performance of any such obligation shall have been prevented by an act of God, fire, riot, war or government, but only to the extent of the duration of the act or acts comprising the basis for the operation of this Section 11.1.

	11.2	Relationship of Parties. The relationship between the
Parties, created by this Agreement shall for all purposes be that of independent contractors and neither shall be deemed or construed as an agent of the other for any purpose; it being specifically the intent of the parties to avoid forming any partnership or joint venture and it being understood and agreed that each party shall exercise full power and authority, subject only to the respective rights and obligations of the parties set forth herein, in the performance of any or all of their respective obligations hereunder.

	11.3	Notices. All notices, requests, or instructions
hereunder shall be in writing and delivered personally, or sent by registered, certified, or express mail, postage prepaid, return receipt requested, or by a reputable overnight courier service, as follows:

	(1)		if to the Manager:

			488 Main Avenue
			Norwalk, Connecticut 06851

			Attention: President

			with a copy to:

			Howard Kailes, Esq.
			Krugman & Kailes LLP
			Park 80 West-Plaza Two
			Saddle Brook, New Jersey 07663

(2)		if to the Company:

  			8400 Baymeadows Way
  			Suite 12
		  	Jacksonville, Florida 32256

  			Attention: Chief Executive Officer
			with a copy to:

			Scott D. Smith, Esq.
			Powell, Goldstein, Frazer, Murphy LLP
			191 Peachtree St. N.E.
			16th Floor
			Atlanta, Georgia 30303

or to such other address as a party may designate by written notice to the other parties. If delivered personally, the date on which such notice, request, instruction or document is deemed given shall be the date on which such delivery is made, or if delivered by mail, three days after the date on which deposited in the mail or if delivered by a reputable overnight courier service, the day after the date on which deposited with or turned over to said courier service. Each notice, request, instruction or document shall bear the date on which it is delivered.

	11.4	Entire Agreement. This Agreement and the documents
referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein.

	11.5	Amendments. No modifications or amendments hereof
shall be effective unless in writing and signed by the party against which it is sought to be enforced.

	11.6	Further Actions. Each of the parties hereto shall take
such additional actions as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated in this Agreement.

	11.7	Assignment. This Agreement may not be assigned or
transferred by either party without the prior written consent of the other party having first been obtained. Any attempted assignment or transfer in breach of the provisions of this
Section 11.7 shall be void and of no further effect and shall constitute a material breach of this Agreement.

	11.8	Expenses. Except as otherwise set forth herein, each
of the parties shall bear its expenses in connection with this Agreement and the transactions contemplated herein.

	11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable in the case of agreements made and to be entirely performed within such State.

	11.10 Headings. The headings appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

	11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

ATTEST:               			ELECTRONIC RETAILING SYSTEMS
                 							 INTERNATIONAL, INC.


s/Howard Kailes		     			By s/Bruce F. Failing, Jr.
--------------------			    ---------------------------
Assistant Secretary			     Vice Chairman and
						                     Chief Executive Officer


ATTEST:               			NEWCHECK CORPORATION d/b/a
                 							 Productivity Solutions, Inc.


s/Edward T. McGann				   By s/Thomas W. Wilson, Jr.
--------------------			     ---------------------------
Secretary					              President and Chief Executive
                    							 Officer